Exhibit 10.3

June 12, 2013

To the Officers and Board of Directors of Insynergy Products, Inc.

This letter is to confirm that effective this date, I, Alan Diamante, do hereby forgive thePromissory Note from Insynergy Products, Inc. to me dated February 3, 2010 and extended on February 2, 2013 in the amount of Ninety Thousand Dollars ($90,000.00) plus Six Per Cent (6%) yearly interest.

Thank you,

/s/ Alan Diamante

Alan Diamante